NEWS RELEASE
August 19, 2008

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick (406) 751-4701

GLACIER BANCORP, INC. ANNOUNCES ACQUISITION OF BANK OF
THE SAN JUANS IN DURANGO, COLORADO

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced the signing of a definitive agreement to acquire Bank of the San Juans, a community bank based in Durango, Colorado. The acquisition marks Glacier’s first entry into the state of Colorado. Bank of the San Juans provides community banking services to individuals and businesses from two banking offices in Durango and one office in Pagosa Springs. As of June 30, 2008 the bank had total assets of $146 million. Glacier Bancorp is a regional multi-bank holding company with ten banking subsidiaries that provide commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. As of June 30, 2008, Glacier had total assets of $5.0 billion.

The boards of Glacier and Bank of the San Juans Bancorporation (the bank’s holding company) unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The transaction provides for the payment to Bank of the San Juans Bancorporation shareholders of $9.0 million in cash and 640,000 shares of Glacier common stock. Based on today’s $21.40 closing price for Glacier shares, the transaction has an aggregate value of $22.7 million. As of June 30, 2008, Bank of the San Juans Bancorporation had consolidated equity of $12.2 million and consolidated trailing twelve month earnings of $1.9 million. Upon closing of the transaction, which is anticipated to take place in the fourth quarter, Bank of the San Juans will become a wholly-owned subsidiary of Glacier.

“This is a terrific opportunity for us to enter Colorado with a very well managed bank in a great market area,” commented Mick Blodnick, Glacier’s President and Chief Executive Officer. “Bank of the San Juans is a highly regarded bank that continues to post outstanding asset quality, strong operating results, and solid growth, even in today’s challenging banking environment. We are very excited about adding a talented banking team and an excellent market to the Glacier family of banks, while strategically expanding our footprint in the West. Furthermore, we are pleased to extend value to their shareholders through the fixed shares structure and the recent strength in our stock price.” Blodnick also noted that the transaction would be immediately accretive to Glacier’s earnings per share.

Art Chase, President of Bank of the San Juans, commented, “We couldn’t have chosen a better partner than Glacier. We maintain our position as a Durango-based bank with local decision-making and a genuine commitment to personalized community banking. At the same time, we benefit from access to Glacier’s products, services, and substantial capital resources to fund future growth in our region. The combination is clearly a win-win for our shareholders, our employees, and most importantly, our customers.”

Glacier was advised in the transaction by D.A. Davidson & Co., as financial advisor, and Graham & Dunn, P.C. as legal counsel. Bank of the San Juans was advised by Sandler O’Neill + Partners. L.P., as financial advisor, and Rothgerber Johnson & Lyons L.L.P., as legal counsel.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through ten banking subsidiaries. These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; Citizens Community Bank in Idaho, 1st Bank in Wyoming and First National Bank of Morgan in Utah.

This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Visit Glacier’s website at http://www.glacierbancorp.com